(h)(8)
Equity and Fixed Income Funds Supplemental Service Agreement
TEMPLATE — FOR DISCUSSION PURPOSES ONLY
Date
Name
Address

RE:	Shareholder Service Agreement for the Equity and Fixed Income Funds of Goldman Sachs Trust (the “Trust”)
Ladies and Gentlemen:
The undersigned, Goldman Sachs Asset Management, L.P. (“GSAM”), 32 Old Slip, New York, New York, 10005, is a registered investment adviser. GSAM acts as investment adviser to the Trust, which is an open-end management investment company that includes the Goldman Sachs Equity and Fixed Income Funds (such funds now existing or hereafter offered are individually referred to herein as a “Fund” and, collectively, the “Funds”). Shares or units of beneficial interest (“Shares”) of each Fund may be divided into separate classes including Class A and Service Shares, (individually referred to herein as a “Class”).
You are a financial institution or service provider (the “Service Organization”) acting directly or through an agent as nominee and record holder of Shares for your customers, who are or may become the beneficial owners of such Shares (the “Customers”). You are willing to perform, and GSAM wishes to compensate you for performing, certain services with respect to the Customers investing in the Class that you have selected on Schedule A attached hereto (the “Services”). Accordingly, the Service Organization and GSAM agree as follows:
     1. Agreement to Provide Services. GSAM hereby engages the Service Organization, and the Service Organization hereby agrees, to perform the following Services (which will be in addition to any other services performed pursuant to an agreement with the Funds): (a) disburse dividends and distributions declared on the Shares of the Class held in the name of the Service Organization by mailing checks or crediting Customer accounts in accordance with the election made by each Customer and issue related Customer accounts; (b) provide, or assist GSAM in providing, periodic statements to each Customer showing account balances and transactions during the relevant period; (c) promptly mail, or assist GSAM in promptly mailing, to Customers reports and proxy statements issued by the Trust; (d) handle all tax withholding and remittances required by federal income tax laws with respect to Customer accounts, prepare and file with the Internal Revenue Service all required returns and statements and prepare and mail to each Customer all statements and reports concerning dividends and distributions to shareholders that are required by the Investment Company Act of 1940, as amended (the “1940 Act”) or federal income tax laws; (e) provide such statistical and other information as may be reasonably requested by GSAM, including reports of sales of the Class in each state or other jurisdiction for purposes of complying with state securities or “Blue Sky” laws; (f) develop and monitor appropriate program procedures to facilitate investments of Customers in the Funds; and (g) provide consultative services concerning appropriate and effective means of making Funds available to Customers.
     2. Expenses of the Service Organization. The Service Organization shall furnish such office space, equipment, facilities and personnel as is necessary to perform its duties hereunder. The Service Organization shall bear all costs incurred by it in performing such duties.
     3. Service Fees Payable to the Service Organization. For the Services provided and the expenses incurred by the Service Organization hereunder, GSAM will pay to the Service Organization a service fee, computed daily and payable quarterly (only with respect to account number [ ] ), on an annual basis to the percentages specified on

Schedule A of the average daily net asset value of Class A Shares of the fixed income and equity funds of the Trust which are owned beneficially by Customers through the Service Organization during such period.
     4. Performance of Duties. In performing its duties hereunder, the Service Organization will act in conformity with GSAM’s instructions, the terms of its Customer agreements, the then effective prospectuses and statements of additional information for the relevant Class selected on Schedule A, the Investment Company Act of 1940, as amended (the “1940 Act”) and all other applicable federal and state laws, regulations and rulings and the constitution, by-laws and rules of any applicable self-regulatory organization. The Service Organization will assume sole responsibility for its compliance with applicable federal and state laws and regulations, and shall rely exclusively upon its own determination, or that of its legal advisers, that the performance of its duties hereunder complies with such laws and regulations. Under no circumstances shall the Trust, Goldman, Sachs & Co., GSAM or any of their affiliates be held responsible or liable in any respect for any statements or representations made by them or their legal advisers to the Service Organization or any Customer of the Service Organization concerning the applicability of any federal or state laws or regulations to the activities described herein. The Service Organization will perform its duties hereunder in a manner consistent with the customs and practices of other institutions that provide similar services.
     5. Anti-Money Laundering. The Service Organization and its agents are required either by law, regulation or order, or as a matter of good practice, to operate policies and procedures for the purpose of guarding against money laundering activities. Among other matters, those policies and procedures include the identification of customers and the source of moneys provided by customers, the identification of “suspicious transactions” and the adoption of anti-money laundering programs. As a consequence, you hereby agree that you will identify your Customers underlying each transaction and the source of the moneys used for each transaction, and will identify whether such transactions are “suspicious transactions.” In addition, you hereby agree that you will fully comply with all applicable anti-money laundering laws, regulations and orders, as now or hereafter in force. Without limiting the generality of the foregoing, you agree that in respect of each order for the purchase of Shares placed by or on behalf of your customers: (a) you have obtained recent evidence satisfactory in nature to establish the identity of each customer and/or principal to the transaction and the beneficial owner(s) of the Shares so purchased; b) such evidence will be reported by you, as required, to the appropriate regulatory authorities and, on request, will be made available to us or to our agents for regulatory purposes; and (c) you will identify any suspicious transaction to us.
     6. Representations and Warranties. The Service Organization hereby represents, warrants and covenants to GSAM:

A.	i.	That it is an investment adviser as defined under Section 202(a)(11) of the Investment Advisers Act of 1940 (the “Advisers Act”); it is registered and in good standing, and will during the term of this Agreement remain in good standing, as an investment adviser with the United States Securities and Exchange Commission (the “Commission”) or with the securities commission of any state, territory or possession of the United States and is in full compliance with the rules, regulations and policies of the aforesaid commissions, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including Rule 206(4)-2 under the Advisers Act and rules or regulations of any self-regulatory organization); or
ii.	That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); that it is registered and in good standing, and will during the term of this Agreement remain in good standing (a) as a broker-dealer with the Commission pursuant to Section 15 of the Exchange Act and with the securities commission of any state, territory or possession of the United States and (b) as a member of the National Association of Securities Dealers, Inc. (the “NASD”) and/or any stock exchange or other self-regulatory organization in which the Service Organization’s membership is necessary for the conduct of its business under this Agreement, and is in full compliance with the rules, regulations and policies of the aforesaid commissions and organizations, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including the net capital and customer protection rules of the Commission and the rules or regulations of the NASD or any self-regulatory organization or any so-called “restriction” letter with the NASD); or

iii.	That it is a depository institution (a) organized, chartered or holding an authorization certificate under the laws of a state or of the United States, which authorizes the Service Organization to receive deposits, including a savings, share, certificate or deposit account, and which is regulated, supervised and examined for the protection of depositors by an official or agency of a state or the United States and is insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, or (b) is a trust company or other institution that is authorized by federal or state law to exercise fiduciary powers of a type a national bank is permitted to exercise under the authority of the United States Office of the Comptroller of the Currency, and is regulated, supervised and examined by an official or agency of a state or the United States; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations.
B.	That it is a corporation, association or partnership duly organized, validly existing, and in good standing under the laws of the state of its organization;
C.	That entering into and performing its obligations under this Agreement does not and will not violate (i) its charter or by-laws; or (ii) any agreements to which it is a party;
D.	If the Service Organization is a depository institution or broker or dealer, in processing Customer orders to purchase, redeem and exchange Shares, (i) it shall act solely as agent upon the order, and for the account, of its Customer; (ii) the Customer will have full beneficial ownership of any Shares purchased upon its authorization order; and (iii) under no circumstances will any transactions be for the account of the Service Organization. Under no circumstances will the Service Organization make any oral or written representations to the contrary;
E.	With respect to the purchase, redemption or exchange of Fund Shares for Customer accounts with respect to which the Service Organization is a fiduciary under state or federal trust or comparable fiduciary requirements, or, in the case of any such accounts which are subject to the Employee Retirement Income Security Act of 1974, as amended, the Service Organization is a fiduciary or party in interest, the Service Organization represents that the purchase, redemption or exchange of such Shares, and the Service Organization’s receipt of the relevant fee described in Section 3 hereof, is permissible under all such applicable requirements and complies with any restrictions, limitations or procedures under such requirements;
F.	It will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the Trust and Goldman, Sachs & Co., which requirement shall survive the term of this Agreement; and
G.	It will not, without written consent of the Trust in each instance, use in advertising, publicity, administering and servicing the Funds or otherwise the name of the Trust, Goldman, Sachs & Co., or any of their affiliates nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof (the “Mark”) of the Trust, Goldman, Sachs & Co. or their affiliates. Service Organization acknowledges that Goldman Sachs owns all right, title and interest in and to the Mark and the registration thereof. Upon termination of this Agreement, the Service Organization or its successor, (to the extent and as soon as it lawfully can), will cease the use of the Mark.
H.	You covenant and agree that you will only offer or sell Shares of the Funds to “U.S. persons” and that all offering or other solicitation activities in which you engage shall be conducted by you or any of your agents solely within the “United States,” in each case as defined in Rule 902 promulgated under the Securities Act of 1933, as amended. In addition, you covenant and agree that you shall have received and shall maintain duly executed and completed Internal Revenue Service Form W-9’s for each one of your customers and shall update such Form W-9’s as may be required by law.
     7. Responsibilities of the Service Organization. The Service Organization agrees that neither GSAM nor any Fund nor any of their agents shall have any responsibility or liability to review any purchase, exchange or redemption request which is presented by the Service Organization (i) to determine whether such request is genuine or authorized by the Customer of the Service Organization; or (ii) to determine the suitability of the selected Class or Fund for such Customer. GSAM, each Fund and their agents shall be entitled to rely conclusively on any purchase, exchange or redemption request communicated to any of them by the Service Organization, and shall have no liability whatsoever for any losses, claims or damages to or against the Service Organization or any Customer resulting from a failure of the Service Organization to transmit any such request, or from any errors contained in any request. Any such failure or error shall be the responsibility of the Service Organization. In addition, the Service Organization shall have exclusive responsibility for the operation of any cash sweep or other investment or cash management program established by it for its Customers, including the provision of all electronic data processing facilities as are necessary for any such program and the proper transmission of appropriate instructions and funds to the Trust in connection therewith. GSAM and the Service Organization agree that the procedures for the purchase, exchange and redemption of Shares, including all relevant time and notification requirements, specified in the then-effective prospectuses of the relevant Class, shall govern the purchase, exchange and redemption of Shares for the accounts of the Service Organization’s customers, including the purchase, exchange and redemption of Shares pursuant to any such program.
     8. Amendments; Termination. This Agreement may be amended by a written instrument executed by both parties and may be terminated by GSAM or the Service Organization at any time on 60 days’ written notice mailed or delivered to the other party at its address set forth above.
     9. No Association or Agency. The Service Organization shall be deemed to be an independent contractor and not an agent of GSAM or the Trust for all purposes hereunder and shall have no authority to act for or represent GSAM or the Trust. In addition, no officer or employee of the Service Organization shall be deemed to be an employee or agent of the Trust or GSAM, nor will be subject, in any respect, to the supervision of GSAM or any affiliate thereof.
     10. Indemnification. GSAM agrees to indemnify the Service Organization and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) the Service Organization from and against any losses, claims, damages, expenses (including reasonable fees and expenses of counsel) or liabilities (“Damages”) to which the Service Organization or such person may become subject in so far as such Damages arise out of the failure of GSAM or its employees or agents to comply with GSAM’s obligations under this Agreement or any other agreement between GSAM and the Service Organization relating to the performance of Services hereunder (a “Covered Agreement”). The Service Organization agrees to indemnify GSAM, the Funds, their agents and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) any of them from and against any Damages to which any of them may become subject in so far as such Damages arise out of the purchase, redemption, transfer or registration of Shares by the Service Organization’s Customers, any request related thereto communicated by the Service Organization or its employees or agents, or the failure of the Service Organization or its employees, agents or Customers to comply with the Service Organization’s obligations under a Covered Agreement. Notwithstanding the foregoing, neither GSAM nor the Service Organization shall be entitled to be indemnified for Damages arising out of its or its agent’s or employee’s gross negligence. The foregoing indemnity agreements shall be in addition to any liability GSAM or the Service Organization may otherwise have, and shall survive the termination of this Agreement.
     11. Applicable Law. If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.
     12. Important Information. In accordance with government regulations, financial institutions are required to obtain, verify, and record information that identifies each person or entity that opens an account. When the Service Organization opens an account, GSAM will ask for your name, address, identification number and other information that will allow us to identify the customer. GSAM may also ask to see government-issued identifying documents.

Very truly yours,

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:

[Authorized Officer]
Accepted and agreed to as of the date first above written:
NAME

By:

[Authorized Officer]

(Print Name)

, 2005
(Date)

Street Address

City	State Zip

Fax No.

Telephone No.

Firm Taxpayer Identification No.

SCHEDULE A
Please indicate () the appropriate Class(es) for which this Agreement applies:
☑	SERVICE SHARES

Class A Shares
Payments made pursuant to this Agreement shall commence upon the first date of funding where an investment is made on behalf of the Customer, provided that such date shall not proceed the date hereof in excess of 90 days.